EXHIBIT 1.1

AMENDMENT NO. 2 TO DEALER MANAGER AGREEMENT
AND PARTICIPATING DEALER AGREEMENT
This Amendment No. 2 to Dealer Manager Agreement and Participating Dealer Agreement (this “Amendment”) is made and entered into as of this 9th day of October, 2015 by and among Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation (the “Company”), Griffin Capital Securities, Inc., a California corporation (the “Dealer Manager”), and, solely with respect to the amendment of Section 3.3 of the Dealer Manager Agreement and the amendment to the first paragraph of Section V of the Participating Dealer Agreement as set forth below, Griffin Capital Essential Asset Advisor II, LLC (the “Advisor”).
RECITALS
WHEREAS, the Company previously filed a Registration Statement on Form S-11 (File No. 333-194280) to register for offer and sale up to $2.0 billion in shares of its common stock (the “Shares”), consisting of up to $1.0 billion in shares of Class A common stock and up to $1.0 billion in shares of Class T common stock (excluding shares of its common stock to be offered and sold pursuant to the Company’s distribution reinvestment plan), at an initial purchase price of $10.00 per share for shares of Class A common stock and $9.4241 per share for shares of Class T common stock (the “Offering”), which Offering was declared effective by the SEC on July 31, 2014;
WHEREAS, in connection with the Offering, the Company and the Dealer Manager have entered into a Dealer Manager Agreement, dated June 20, 2014 (the “Dealer Manager Agreement”), and the Dealer Manager has subsequently entered into Participating Dealer Agreements, dated various dates, with participating dealers;
WHEREAS, on November 25, 2014, the Company and the Dealer Manager entered into Amendment No. 1 to the Dealer Manager Agreement, pursuant to which references to the minimum offering amount were removed from the Dealer Manager Agreement and the Participating Dealer Agreement, as a result of the Company’s achievement of the minimum offering amount, and references to shares of Class T common stock were removed from the Dealer Manager Agreement and the Participating Dealer Agreement, as a result of the Company’s decision to no longer sell shares of Class T common stock in the Offering; and
WHEREAS, the Company has determined that it will cease offering shares of Class A common stock in the Offering, effective October 30, 2015, and again commence selling shares of Class T common stock in the Offering, effective November 2, 2015, and therefore has reallocated the shares offered in the Offering, to reflect that the Company is offering up to approximately $1.8 billion in shares of Class T common stock and has sold approximately $206 million in Class A common stock (excluding shares of its common stock to be offered and sold pursuant to the Company’s distribution reinvestment plan), each at an initial purchase price of $10.00 per share.
NOW THEREFORE, effective November 2, 2015, the Company, the Dealer Manager, and, solely with respect to the amendment of Section 3.3 of the Dealer Manager Agreement and the amendment to the first paragraph of Section V of the Participating Dealer Agreement as set forth below, the Advisor, hereby modify and amend the Dealer Manager Agreement and agree as follows:

1.	Defined Terms. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Dealer Manager Agreement.

2.	Amendments to Dealer Manager Agreement to incorporate Class T Shares.
The introductory paragraph is hereby removed and replaced with the following:
“Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation (the “Company”), is registering for public sale a maximum of up to $2.2 billion in shares (the “Shares”) of its common stock, $0.001 par value per share (the “Offering”), to be issued and sold (consisting of approximately $200 million in Class A shares previously sold to the public and up to approximately $1.8 billion in Class T shares to be offered to the public beginning on November 2, 2015 at a purchase price of $10.00 per share, and $200 million in shares to be offered pursuant to the Company’s distribution reinvestment plan at a purchase price of $9.50 per share). The minimum purchase by any one person shall be $2,500 in Shares except as otherwise indicated in the Prospectus or in any letter or memorandum from the Company to Griffin Capital Securities, Inc. (the “Dealer Manager”). It is anticipated that the Dealer Manager will enter into Participating Dealer Agreements in the form attached to this Dealer Manager Agreement with other broker-dealers participating in the Offering (each dealer being referred to herein as a “Dealer” and said dealers being collectively referred to herein as the “Dealers”). The Company shall have the right to approve any material modifications or addendums to the form of the Participating Dealer Agreement. Terms not defined herein shall have the same meaning as in the Prospectus. In connection therewith, the Company hereby agrees with the Dealer Manager, as follows:…”
Section 3.3 is hereby removed and replaced with the following:
“3.3    Except as otherwise provided in the “Plan of Distribution” section of the Prospectus, as compensation for the services rendered by the Dealer Manager, the Company agrees that it will pay to the Dealer Manager, at the time of sale of shares, sales commissions in the amount of 3.0% of the gross proceeds of the Class T shares sold, and the Company and Griffin Capital Essential Asset Advisor II, LLC (the “Advisor”) agree that they will pay to the Dealer Manager, at the time of sale of shares, an aggregate dealer manager fee in the amount of 3.0% of gross proceeds of Class T shares sold, 1.0% of which will be funded by the Company and 2.0% of which will be funded by the Advisor. In addition, the Company agrees that it will pay to the Dealer Manager a quarterly stockholder servicing fee in the aggregate amount of up to 4.0% of gross proceeds of Class T shares sold, which stockholder servicing fee will accrue daily in an amount equal to 1/365th of 1.0% of the purchase price per share (or, once reported, the amount of the estimated NAV), of Class T shares sold, excluding Class T shares sold pursuant to the distribution reinvestment plan. The Company will cease paying the stockholder servicing fee with respect to the Class T shares sold in the Offering on the earlier of (i) the date at which the aggregate underwriting compensation from all sources equals 10.0% of the gross proceeds from the sale of Shares in the primary portion of the Offering (i.e., excluding proceeds from sales pursuant to the distribution reinvestment plan); (ii) the fourth anniversary of the last day of the fiscal quarter in which the Offering (excluding the distribution reinvestment plan offering) terminates; (iii) the date that such Class T share is redeemed or is no longer outstanding; and (iv) the occurrence of a merger, listing on a national securities exchange, or an extraordinary transaction. The stockholder servicing fee relates to the share or shares sold. The Dealer Manager may, in its discretion, re-allow to Dealers up to 100% of the stockholder servicing fee for services that such Dealers perform in connection with the Class T stockholders; provided, however, that with respect to any individual investment, the Dealer Manager will not re-allow the related stockholder servicing fee to any Dealer if such Dealer ceases to hold the account related to such investment. In addition, the Dealer Manager will not re-allow the stockholder servicing fee to any Dealer if such Dealer has not executed a Participating Dealer Agreement with the Dealer Manager. In any instance in which the Dealer Manager does not re-allow the stockholder servicing fee to a Dealer, the Dealer Manager will return such fee to the Company. No selling commissions or dealer manager fee shall be paid with respect to Shares sold pursuant to the Company’s distribution reinvestment plan. In no event shall the total aggregate underwriting compensation payable to the Dealer Manager and any Dealers participating in the Offering, including, but not limited to, selling commissions and the dealer manager fee (which includes expense reimbursements and non-cash compensation), exceed 10.0% of gross offering proceeds in the aggregate. The Company will not be liable or responsible to any Dealer for direct payment of commissions to any Dealer, it being the sole and exclusive responsibility of the Dealer Manager for payment of commissions to Dealers. Notwithstanding the above, at the discretion of the Company, the Company may act as agent of the Dealer Manager by making direct payment of commissions to Dealers on behalf of the Dealer Manager without incurring any liability.”

3.	Amendments to Participating Dealer Agreement to incorporate Class T Shares.
The introductory paragraph is hereby removed and replaced with the following:
“Griffin Capital Securities, Inc., as the dealer manager (“Dealer Manager”) for Griffin Capital Essential Asset REIT II, Inc. (the “Company”), a Maryland corporation, invites you (the “Dealer”) to participate in the distribution of shares of common stock (“Shares”) of the Company, consisting of Class T Shares, subject to the following terms:…”
Section III is hereby removed and replaced with the following:
“Except as may be otherwise provided for in the “Plan of Distribution” section of the Prospectus, Shares shall be offered to the public at the offering price of $10.00 per Share and Shares shall be offered pursuant to the Company’s distribution reinvestment plan at $9.50 per Share. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or Dealer Manager, a minimum initial purchase of $2,500 in Shares is required. The Shares are nonassessable.”
The first paragraph of Section V is hereby removed and replaced with the following:
“Except for volume discounts described in the “Plan of Distribution” section of the Prospectus, which volume discounts shall be the responsibility of the Dealer to provide to investors who qualify, and except as otherwise provided in the “Plan of Distribution” section of the Prospectus, the Dealer’s sales commission applicable to the Shares sold by Dealer which it is authorized to sell hereunder is 3.0% of the gross proceeds of the Class T Shares sold by it and accepted and confirmed by the Company, which commissions will be payable by the Dealer Manager or the Advisor. In addition, as compensation for continuing to service Class T stockholders in accordance with Dealer’s internal policies and procedures, the Dealer will be paid a quarterly stockholder servicing fee that will accrue daily in an amount equal to 1/365th of 1.0% of the purchase price per Share (or, once reported, the amount of the estimated NAV), of Class T Shares sold, excluding Class T Shares sold pursuant to the distribution reinvestment plan. The Company will cease paying the stockholder servicing fee with respect to the Class T shares sold in the Offering on the earlier of (i) the date at which the aggregate underwriting compensation from all sources equals 10.0% of the gross proceeds from the sale of Shares in the primary portion of the Offering (i.e., excluding proceeds from sales pursuant to the distribution reinvestment plan); (ii) the fourth anniversary of the last day of the fiscal quarter in which the Offering (excluding the distribution reinvestment plan offering) terminates; (iii) the date that such Class T share is redeemed or is no longer outstanding; and (iv) the occurrence of a merger, listing on a national securities exchange, or an extraordinary transaction. The stockholder servicing fee relates to the share or shares sold. The Dealer Manager may, in its discretion, re-allow to Dealers up to 100% of the stockholder servicing fee for services that such Dealers perform in connection with the Class T stockholders; provided, however, that with respect to any individual investment, the Dealer Manager will not re-allow the related stockholder servicing fee to any Dealer if such Dealer ceases to hold the account related to such investment. In addition, the Dealer Manager will not re-allow the stockholder servicing fee to any Dealer if such Dealer has not executed a Participating Dealer Agreement with the Dealer Manager. No sales commissions shall be paid with respect to Shares issued and sold pursuant to the Company’s distribution reinvestment plan. For these purposes, shares shall be deemed to be “sold” if and only if a transaction has closed with a subscriber for Shares pursuant to all applicable offering and subscription documents, the Company has accepted the subscription agreement of such subscriber, and such Shares have been fully paid for. The Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable from the Company or the Advisor, and the Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Company. In addition, as set forth in the Prospectus, the Dealer Manager may, in its sole discretion, re-allow a portion of its dealer manager fee to Dealers participating in the offering of Shares as marketing fees, reimbursement of costs and expenses of attending educational conferences or to defray other distribution-related expenses.”

4.	Amendment. This Amendment may not be amended or modified except in writing signed by all parties.

5.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

6.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

COMPANY:

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.

By:	/s/ Kevin A. Shields
Name:	Kevin A. Shields
Title:	Chief Executive Officer

DEALER MANAGER:

GRIFFIN CAPITAL SECURITIES, INC.

By:	/s/ Jeffrey S. Schwaber
Name:	Jeffrey S. Schwaber
Title:	President of Capital Markets

SOLELY WITH RESPECT TO THE AMENDMENT OF SECTION 3.3 OF THE DEALER MANAGER AGREEMENT AND THE AMENDMENT TO THE FIRST PARAGRAPH OF SECTION V OF THE PARTICIPATING DEALER AGREEMENT AS SET FORTH ABOVE:

ADVISOR:

GRIFFIN CAPITAL ESSENTIAL ASSET ADVISOR II, LLC

By:	/s/ Kevin A. Shields
Name:	Kevin A. Shields
Title:	Chief Executive Officer